Exhibit 10.41 Summary of Mortgage terms with respect to the financing of properties leased to Carrefour France SAS.


Borrower:      A Special Purpose Company (SPC), whose shares will be indirectly held by an investment fund managed by W.P. Carey.

Agent:         Aareal-Bank France S.A.

Lenders /      Aareal Bank France / Aareal Bank AG
Underwriter:

Purpose:       Partial financing of the purchase of 7 warehouses.

               These warehouses have the characteristics detailed in Appendix A
               1:

               Location:  Cholet (49), Ploufragan (22), Nimes (30), Colomiers
                          (31), Crepy en Valois (60), Lens (62), Thuit-Hebert
                          (27), on the sites described in the DTZ / WP Carey information memorandum dated 17/10/2002.

               Area:      Total developed area of 273.133 m(2).

               Leases: fully let to Logidis, Prodis Boisson and CV Logistique 100% subsidiaries of Carrefour Group, with the guarantee of Carrefour France SAS, through 9 year firm leases beginning at signature of the purchase contract.


Loan amount:   85% of the total purchase price before stamp duty.

Term:          30 December 2014

Interest rate: Until 30.12.2012: 5.75%

                    Year 2013 and 2014:

                    - 3 month Euribor + 1,00% margin,

                    Quarterly payments payable in arrears.

                    Interest payment date:

                    The first interest payment date will be on 30 March 2003 with subsequent interest payment dates falling quarterly thereafter.


Arrangement fee:    490.000 Euro (plus VAT), payable to the Agent at closing.


Cancellation Fee:   Cancellation of any part of the Facility by the Borrower
                    following signing of the Loan Agreement and prior to drawdown will be subject to a cancellation fee of 0,50% flat.

Repayment:          Contractual amortisation as per to the attached schedule in
                    Appendix A-2, payable on quarterly basis, resulting in a balloon payment of 59,354 MioEuro at maturity.

Early Repayment:    - During the first 5 years of the loan, payment of a penalty of 0,5% p.a. for the remaining period until the end of year 5 plus coverage of interest breakage costs if any,

                    - After the first 5 years, no penalty, but payment of
                      interest coverage breakage costs if any.

Cash Reserve:       From 30th June 2011, a Cash Reserve will be settled up if
(Cash sweep)        the Debt Service Coverage Ratio is not equal to 1,20
                    minimum.

                    The Debt Service Coverage Ratio corresponds to the total net rental income based on existing and non-denounced leases for the 18 coming months divided by the total payments (capital + interest) due to the Lenders for the same period.

                    If this ratio is below 1,20, the Borrower will have to utilise its cash flow to fund this Cash Reserve accordingly, with a maximum of 2.000.000 Euro.

                    It will be deposited in an account pledged to the Lenders. It could be used for payment of interests and Loan Amortisation in case of net cash flow deficit.

                    Setting up or topping up of this Cash Reserve at the required level will be compulsory before any cashout in favour of the shareholders or subordinated loan providers until the Debt Service Coverage Ratio is equal to 1,20.

               in case of default, the amount of the Cash Reserve would automatically reduce the Loan amount.

               The Cash Reserve would be released once the Debt Service Coverage Ratio is equal to 1,20.


Security:      The Lender's requirements for security prior to drawdown of the facility will include, but will not be limited to, the following:

               - First Rank Registered Mortgage/"Privilege de Preteur de
                 Deniers" on the buildings.

                 This mortgage amount will be registered on the 7 buildings, the splitting of the registered mortgages being made on the basis of the results of the final valuation reports.

               - Fixed charge over the shares of the single asset company
                 ("caution solidaire et simplement reelle des associes portant nantissement des parts de l'Emprunteur") with shareholders' agreement on any assignee to become a future associate in the case of the pledge of shares being carried out,

               - Subordination deed with the shareholders in respect of inter company debt,

               - Legal assignment ("Cession Dailly") of the rental income notified to the lessees,

               - Legal assignment ("Cession Dailly") of the CARREFOUR FRANCE SAS Guarantee ("Cautionnement Solidaire") notified to CARREFOUR FRANCE SAS. This guarantee should be supplemented by either the Commitment of Carrefour France SAS to keep 100% of CARREFOUR HYPERMARCHE FRANCE SAS, or by the joint guarantee of CARREFOUR HYPERMARCHE FRANCE SAS, to be assigned by "Cession Dailly",

               - First legal charge over the account which receives the rentals, opened in the books of the Agent,

               - Assignment of insurance policies (including a two year coverage of loss of rental income in case of damage).

Conditions          Conditions precedent to be satisfied on or before drawdown
precedent:          will include, but not be limited to, the following:

               -    Satisfactory legal and property related due diligence,

               - Deposit on a bank account opened with the Agent, at least two (2) business days before closing, of the whole equity and/or subordinated loans which are necessary to fund the remaining purchase price (all costs included),

               - Signing of a loan and security documentation satisfactory to the Agent,

               - Certificate proving that the buildings are in conformity with French law concerning asbestos and all necessary administrative authorisations (security,...),

               - Copy of the audited accounts of the Borrower (opening balance sheet),

               -    Copy of the leases and an updated rentroll,

               - Exhibition of valuations of the buildings carried out by an independent expert agreed by the lenders (cf list in Appendix A3) and confirming that the total of the buildings open market values,

               - Copy of the management contract confirming that the asset management fee does not exceed 2% p.a., except after the 9th anniversary of the leases, when a 4% p.a. fee will be paid if the net rental income is at least equal to the one of the previous year,

               - Copy of the letter sent to French tax authorities, containing commitment to provide the latter with all information according to article 990 E 3(degree) of the CIG and instruction no 7 Q-3-93 as of October 1993, allowing to be exempted from the payment of the French 3% tax on real estate,

               - Copy of the letter to French tax authorities, confirming the VAT option for the rentals.

Cash flow allocation: All cash flow of the Borrower will be applied as follows:

                      1. To pay the charges relating to the buildings,
                      2. To pay interests on the Loan,
                      3. To pay the amortisation of the Loan,
                      4. And, from 30th June 2009, to fund or to replenish the
                         Cash Reserve if necessary.

                      The quarterly excess cash flow shall be made available to the Borrower if no default has occurred.

Other Conditions      -  The Borrower is to be a special purpose company whose
(during the whole        activity will be limited to the ownership and the
term of the Loan):       management of the financed buildings,

                      - The Borrower shall commit not to pledge or mortgage the financed buildings without the Lenders' agreement,

                      - No change in control (direct or indirect) of the Borrower during the term of this facility and more particularly, the Borrower shall agree not to merge the mortgaged buildings into a new company,

                      - The Borrower shall not sign or amend or materially alter the terms of the leases without the Lenders' consent,

                      - The Borrower shall notify the Agent of any event which could affect the debt service or reduce the value of its security or represent a material adverse change for the company,

                      - The Borrower will provide the Agent with the annual technical audited reports detailing the works done by Carrefour on previous year and the one to be done in the following year,

                      - The Borrower will provide the Agent with its annual audited accounts together with a copy of the minutes of the shareholders meetings approving these accounts, and with the annual financials of Logidis SAS, CV Logistique, and Prodis Boisson,

                      - Quarterly information on the rental payments with particular information on unpaid amounts,

                      - The Agent will have the right to revalue the buildings at expense of the Borrower every three years and at any time if an event of default occurs,

                      - Commitment to undertake, each year, all necessary steps with the relevant tax authorities, in order to be exempted from the French 3% tax on real estate and obligation to inform the Agent accordingly.

Events of Default:    Including, without limitation, the following:

                      - If the Borrower does not fulfil one of its commitments,

                      - In case of default of the Borrower towards a third party, unless the Borrower has reasonable grounds to dispute the payment,

                      -  In case of receivership.

Legal costs and        Notary fees and legal opinion fees related to the Loan
expenses:              documentation and the securities will be for the account
                       of the Borrower, as well as DTZ Eurexi valuation fees.

Syndication:           The Lender reserves the right to syndicate or to securize
                       the facility, although this will not be a condition for drawdown. The Borrower is committed to cooperate during the Syndication process and will meet the reasonable information requirements of any interested party.

Confidentiality:       The contents of these indicative Terms and Conditions are
                       to be held strictly confidential between the Lenders, the Borrower and its legal advisors.

Legal                  In French and according to French law.
documentation:

Period of validity:    - For acceptance of the indicative offer: 15th
                         November 2002
                       - For a presentation to Credit Committee on: 26th
                         November 2002